UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Invitation Homes Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

May 8, 2023

Dear Fellow Stockholders,

On April 5, 2023, Invitation Homes Inc. (the “Company”) filed and mailed its proxy statement (the “Proxy Statement”) in connection with our 2023 annual meeting of stockholders to be held in a virtual format on Wednesday, May 17, 2023, at 11:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting will be held at www.virtualstockholdermeeting.com/INVH2023.

On April 24, 2023, Glass Lewis issued its Proxy Paper with respect to the Annual Meeting, which contains its recommendation that stockholders vote, in accordance with the recommendations of our Board of Directors:

•	FOR election of all of our director nominees (Proposal 1);

•	FOR ratification of the appointment of our independent registered public accounting firm (Proposal 2); and

•	FOR approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (Proposal 3).

On May 2, 2023, Institutional Stockholder Services (ISS) issued its Proxy Analysis & Benchmark Policy Voting Recommendations (as updated by the Proxy Alert, dated as of May 7, 2023, the “ISS Report”) with respect to the Annual Meeting. ISS also recommends that stockholders vote FOR election of all of our director nominees (Proposal 1), and FOR ratification of the appointment of our independent registered public accounting firm (Proposal 2). However, ISS has issued a recommendation that stockholders vote against approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (Proposal 3). In response to the ISS Report and to inform your vote decision, we are providing additional information and context relating to awards under the Company’s 2022 outperformance program as well as additional information about our compensation practices.

Executive Summary

As described in our Proxy Statement and below, we believe our executive compensation program directly links pay with performance, promotes execution of the Company’s short-term and long-term strategy and is in the best interests of our stockholders.

•

The Company has a longstanding history of incorporating best practices into our executive compensation programs. Our annual incentives are predominantly tied to pre-set objective measures, our financial targets are rigorous, and the majority of annual long-term incentive awards are based on clearly disclosed multi-year goals.

•

Our outperformance awards are an essential component of our holistic executive compensation framework, designed to align executive pay with stockholder interests and to pay our executives at market rates. We believe outperformance awards represent a more stockholder friendly method of bringing our total executive compensation in line with market rates than simply increasing awards under our long-term incentive plan.

•

Our 2022 outperformance program is nearly identical to the 2019 program, which garnered strong stockholder support and did not raise any concerns from ISS, but features even more rigorous performance requirements.

•

The 2022 outperformance program is 100% tied to rigorous performance metrics. The awards are earned only when performance exceeds hurdles as measured by three-year total shareholder return (“TSR”) and requires outperformance versus the FTSE Nareit Residential Index and/or positive double-digit stockholder returns. If the performance objectives are not met, the 2022 outperformance program awards will be cancelled.

•

The Chief Executive Officer’s (“CEO”) 2022 outperformance program award value is capped at $15.6 million, based on the maximum performance achievement. Due to the significant rigor of the 2022 outperformance program’s performance requirements, the approximate $4.9 million grant date fair value is approximately 31% of the $15.6 million maximum value of the award, and we believe this lower value should be attributed to 2022 compensation for the CEO, not the maximum potential value.

•	The “lock-in” feature of the 2022 outperformance program only occurs after 75% of the performance period has elapsed and less than a pro-rated amount of an award (i.e., 50%) may be locked in.

•	Our 2019 and 2022 outperformance programs are subject to lengthened vesting periods to promote enhanced retention in addition to significant stockholder value creation.

Pay-for-Performance Alignment

We take a disciplined “pay-for-performance” approach to executive compensation. Our goal is to provide executive officers with competitive pay opportunities that are subject to the achievement of rigorous performance goals that support the Company’s short-term and long-term strategic objectives.

We have a longstanding history of incorporating best practices into the design of our executive compensation programs and receiving support from both ISS and stockholders in respect of such practices. Since the Company had its first “Say-on-Pay” vote as a publicly traded company in 2019, we have received support from ISS and garnered “low concerns” (the best possible outcome) on our pay-for-performance alignment. ISS acknowledges that our annual incentives are predominantly tied to pre-set objective measures, our financial targets are rigorous, and that the majority of annual long-term incentive awards are based on clearly disclosed multi-year goals. For many years, we have incorporated certain market best practices such as requiring outperformance of relative total TSR in order to earn a target payout and including an absolute TSR modifier that caps the payout at target if our TSR is negative. As a result, our 2019 outperformance program garnered strong stockholder support and did not raise any concerns from ISS for the three years it was in effect. With a structure nearly identical to the 2019 program, our 2022 outperformance program is 100% tied to rigorous absolute and relative TSR metrics, but features even more rigorous performance requirements to achieve target and maximum payouts than the 2019 program.1

ISS mischaracterizes the awards under the 2022 outperformance program as supplemental in nature. In fact, the awards are an essential component of our holistic executive compensation framework, designed to align executive pay with stockholder interests and to pay our executives at market rates. In benchmarking the pay practices of our peers, our Compensation and Management Development Committee considers compensation on an all-in basis and the mix of all components. As compared to an alternative where market levels for an executive’s total compensation were achieved simply through an increase in the long-term incentive component, our Compensation and Management Development Committee believes our approach is more stockholder friendly. Unlike long-term incentive awards, which are a mix of time-based and performance-based incentives, awards under the 2022 outperformance program are 100% performance based. Moreover, long-term incentive awards have shorter vesting periods and metrics that are comparatively easier to attain than those under our 2022 outperformance program.

2022 Outperformance Program Directly Linked to Performance

Our 2022 outperformance program is intended to provide incentive to achieve significant long-term, absolute and relative stock performance. ISS acknowledges many positive features of the 2022 outperformance program, including that the program is entirely performance-based, based on clearly disclosed multi-year TSR goals, and the program does not provide for upside (i.e., above 100% of target) vesting.

As disclosed in the Proxy Statement, the 2022 outperformance program awards are earned only when performance exceeds hurdles as measured by three-year TSR and requires outperformance versus the FTSE Nareit Residential Index and/or positive double-digit stockholder returns. If the performance objectives are not met, the 2022 outperformance program awards will be cancelled (page 60).

[1]

A maximum payout of 100% under the 2022 outperformance program will be awarded only if the Company realizes both a cumulative three-year 42% TSR and relative performance that exceeds the FTSE Nareit Residential Index by 50%, whereas under the 2019 outperformance program, maximum payout was achieved based on a cumulative three-year 37% TSR and relative performance that exceeded the FTSE Nareit Residential Index by 25%.

Valuation of 2022 Outperformance Program Awards

The adverse ISS recommendation is based on its concern that a sizeable, supplemental outperformance award to the CEO could indicate a pay-for-performance misalignment. However, the pay-for-performance analysis by ISS misleadingly attributes the full potential maximum value of the 2022 outperformance award of $15.6 million to the CEO’s total compensation for 2022. We believe that any fair appraisal of our CEO’s total compensation must consider appropriately the potential that the full value of the 2022 outperformance award may not be achieved due to its rigorous performance requirements. In fact, due to these performance requirements, the grant date fair value of our CEO’s 2022 outperformance program award was approximately $4.9 million (reflected in the “2022 Grants of Plan-Based Awards” table in the Proxy Statement on page 66) or 31% of the $15.6 million maximum value of the award2. This grant date fair value was computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 by a third party valuation expert based on a Monte-Carlo option pricing model.

As of March 31, 2023, one year into the performance period (with 33.33% of the program having been completed), the overall payout under the 2022 outperformance program was tracking at 20% (based on an absolute TSR payout of 0% and relative TSR payout of 40%), which implied an award value for our CEO of $3.12 million.

2022 Outperformance Program “Lock-in” Feature

ISS acknowledges that the 2022 outperformance program is based on multi-year absolute and relative TSR goals, but questions the “lock-in” feature. As disclosed in the Proxy Statement (page 60), the 2022 outperformance program lock-in feature only occurs after 75% of the performance period has elapsed (over two years into the program), and less than a pro-rated amount of an award (i.e., 50%) may be locked in. Although relatively insignificant, the impact of this “lock-in” feature was considered and reflected in the grant date fair value of the 2022 outperformance program disclosed in the Proxy Statement.

Frequency and Vesting Periods of Outperformance Program Awards

The ISS Report also questions the frequency of awards under the outperformance program as inconsistent with what they characterize as the supplemental nature of these awards. As noted above, our outperformance awards are not supplemental; they comprise an integral component of our executive compensation framework. We believe outperformance awards represent a more stockholder friendly method of bringing our total executive compensation in line with market rates than simply increasing awards under our long-term incentive plan.

Furthermore, as disclosed in the Proxy Statement, when originally constructing the design of the outperformance program in 2019, the Compensation and Management Development Committee opted to include an additional, lengthened vesting period beyond the three-year performance period (which is not customary) to promote enhanced retention in addition to significant stockholder value creation. Any award ultimately earned upon the completion of the three-year performance period does not fully vest until five years from program commencement under the 2019 outperformance program (page 60), and until four years from program commencement under the 2022 outperformance program (page 61).

****

[2]

As disclosed in the Proxy Statement, performance goals under the 2022 outperformance program were established at a level that will award a minimum payout of 1% with respect to the TSR portion of the award (50% of the total award) if the Company achieves a 17% cumulative TSR and a minimum payout of 1% with respect to the relative TSR portion of the award (50% of the total award) if the Company outperforms the FTSE Nareit Residential Index. A maximum payout of 100% will be awarded only if the Company realizes both a cumulative three-year 42% TSR and relative performance that exceeds the FTSE Nareit Residential Index by 50%. Performance between the minimum and maximum levels is determined based on linear interpolation (page 61).

For the reasons set forth above, and as further detailed in our Proxy Statement, we recommend that stockholders vote FOR approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (Proposal 3).

We have been and will continue to listen to our stockholders through our ongoing outreach program, and will continue to adjust executive compensation arrangements based on stockholder feedback. We highly value our frank and open dialogue with stockholders regarding governance, compensation, strategy and environmental, social, and governance matters and believe this dialogue is an important component of our long-term success. As always, we welcome the opportunity to engage with you on these and any other topics of interest.

Sincerely,

Michael D. Fascitelli, Chairperson of the Board of Directors

John B. Rhea, Chairperson of the Compensation and Management Development Committee

4